UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 3, 2003

HYPERTENSION DIAGNOSTICS, INC

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota	55121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

ITEM 5. OTHER EVENTS.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURE
EX-99.1 Press Release

Items 1-4, 6, 8-12 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

     On August 28, 2003, Hypertension Diagnostics, Inc. (the “Company”) completed the private placement (the “Unit Placement”) of 585,980 Units consisting of 585,980 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 9,318,866 shares of common stock, a series of three warrants to purchase common stock and a series of three warrants to purchase Series A Preferred Stock.

     In connection with the closing of the Unit Placement, the Company agreed to call a meeting of its shareholders to obtain the approval of its shareholders of an amendment to its Articles of Incorporation to increase the number of shares of common stock authorized to at least 150,000,000 shares (or such other number as may be sufficient to allow for the reservation for issuance of all of the shares of common stock underlying each outstanding security convertible or exercisable for or exchangeable into, common stock) (the “Amendment”) within 120 days of the final closing of the Unit Placement.

     Simultaneously with the closing of the Unit Placement, the Company closed a transaction with the holders of its 8% Convertible Notes (the “Notes”) pursuant to which the holders tendered their Notes to the Company along with accrued interest thereon totaling $529,980 for 3,238,767 shares of the Company’s common stock. Under the terms of the agreement with the Note holders, these 3,238,767 shares of common stock are subject to certain voting obligations and the Note holders are prohibited from selling these 3,238,767 shares of common stock until one business day following the record date established for a meeting of shareholders relating to the Amendment.

     On September 30, 2003, the Company filed a preliminary information statement with the U.S. Securities and Exchange Commission relating to an Annual Meeting of Shareholders being called, in part, to obtain approval of the Amendment.

     On November 3, 2003, the Company issued a press release, attached hereto as Exhibit 99.1, to announce that its Board of Directors determined that the Company’s Annual Meeting of Shareholders will be held Wednesday, December 3, 2003. The Board of Directors has established October 31, 2003 as the record date for determination of shareholders entitled to vote at the Annual Meeting. The Company expects to finalize and mail a definitive information statement relating to the Annual Meeting on or about November 11, 2003.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

The following is filed as an exhibit to this Report:

Exhibit No.	Description of Exhibit

99.1	Press release issued November 3, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC

By /s/ James S. Murphy Its Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: November 3, 2003